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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the US Unwired Inc. 1999 Equity Incentive Plan of our report dated February 9, 2000, except for the third paragraph of Note 1 as to which the date is March 22, 2000 and for the second paragraph of Note 15 as to which the date is April 11, 2000, with respect to the consolidated financial statements of US Unwired Inc., our report dated February 9, 2000 with respect to the financial statements of Louisiana Unwired, LLC, and our report dated February 9, 2000 with respect to the financial statements of Meretel Communications, L.P., included in the Registration Statement (Form S-1 No. 333-33964) and related Prospectus of US Unwired Inc., filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Houston, Texas
July 10, 2000